Executive Annual Incentive Plan - June 18, 2009

Exhibit 10.2

John Wiley & Sons, Inc.
2009 Executive Annual Incentive Plan

1.
PURPOSE. The principal purposes of the John Wiley & Sons, Inc. 2009 Executive Annual Incentive Plan (the "Plan") are to enable John Wiley & Sons, Inc. (the "Company") to reinforce and sustain a culture devoted to excellent performance, reward significant contributions to the success of the Company, and attract and retain highly qualified executives.

2.
ADMINISTRATION OF THE PLAN. The Plan will be administered by a committee (the "Committee") appointed by the Board of Directors of the Company from among its members (which may be the Executive Compensation and Development Committee or a subcommittee thereof) and shall be comprised solely of no fewer than two members, all of whom shall be "qualified outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

The Committee shall have all the powers vested in it by the terms of this Plan, including the authority (within the limitations described herein) to select participants in the Plan, to determine the time when cash target awards will be granted, to determine whether objectives and conditions for achieving cash target awards have been met, to determine whether awards will be paid out at the time set forth in Section 4(c) below or deferred, and to determine whether a cash target award or payout of an award should be reduced or eliminated.  It is intended that any cash target awards under the Plan satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, where applicable.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its stockholders and any person granted a cash target award under the Plan.

The Committee may delegate all or a portion of its administrative duties under the Plan to such officers or other employees of the Company as it shall determine; provided, however, that no delegation shall be made regarding the selection of participants in the Plan, the amount and timing of cash target awards or payouts of awards, or the objectives and conditions pertaining to cash target awards or payouts of awards.

3.
ELIGIBILITY. The Committee, in its discretion, may grant cash target awards to key corporate management executives for each fiscal year of the Company as it shall determine. For purposes of the Plan, key corporate management executives shall be defined as those persons designated as such from time to time by the Committee. Key corporate management executives granted cash target awards for a fiscal year of the Company are referred to as "participants" for such fiscal year.

4.	AWARDS.

a.
Granting of Cash Target Awards. For each fiscal year of the Company commencing with the fiscal year beginning May 1, 2009, each participant shall be granted a cash target award under the Plan as soon as practicable and no later than 90 days after thecommencement of such fiscal years, provided, however, that if an individual becomes eligible to participate, that individual may be granted a cash target award after no more than 25% of the period of service to which the cash target award relates has elapsed.

b.	Performance Targets.
i.
For each fiscal year of the Company commencing with the fiscal year beginning May 1, 2009, the annual performance targets for each cash target award shall be determined by the Committee in writing, by resolution of the Committee or other appropriate action, not later than 90 days after the commencement of such fiscal year.  The performance targets shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the applicable participant if such performance targets are attained.  If an individual becomes eligible to participate, that individual's performance targets may be determined by the Committee in writing, by resolution of the Committee or other appropriate action, after no more than 25% of the period of service to which the performance targets relate has elapsed.

ii.
The annual performance targets for each cash target award shall be based on achievement of hurdle rates and/or growth in one or more business criteria that apply to the individual participant, including one or more business units or the Company as a whole. The business criteria shall be as follows, individually or in combination: (A) net income; (B) earnings per share; (C) revenue; (D) net sales growth; (E) market share; (F) operating income; (G) expenses; (H) working capital; (I) operating margin; (J) return on equity; (K) return on assets; (L) market price per share; (M) total return to stockholders; (N) cash flow; (0) free cash flow; (P) return on investment; (Q) earnings before interest, taxes, depreciation and amortization; (R) earnings before interest, taxes and amortization; (S) global profit contribution; (T) global cash flow; (U) economic value added; and (V) objectively quantifiable customer or constituency satisfaction. In addition, the performance targets may include comparisons to performance of other companies or indices, using one or more of the foregoing business criteria.  The Committee may provide in any cash target award that any evaluation of performance exclude any of the following events that occurs during a performance period: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax law, accounting principles or methodology, or other laws or provisions affecting reported results; (4) accruals for reorganization and restructuring programs; (5) any non-recurring items as described in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year; (6) acquisitions or divestitures; (7) any non-required contributions to the Company pension plan; and (8) foreign exchange gains and losses; and (9) cash capital expenditures for facilities acquisition or construction.

c.
Payout of Awards. As a condition to the right of a participant to receive cash payout of an award granted under this Plan, the Committee shall first be required to certify in writing, by resolution of the Committee or other appropriate action, that achievement of the award has been determined in accordance with the provisions of this Plan. Awards for a fiscal year shall be payable following the certification thereof by the Committee for such fiscal year, and by not later than the 15th day of the third month following the later of  (i) the end of such fiscal year or (ii) the end of the participant’s taxable year in which occurs the end of the fiscal year.

d.
Discretion. After a cash target award has been granted, the Committee shall not increase such cash target award, and after a performance target has been determined, the Committee shall not revise such performance target in a manner that would increase the amount of compensation otherwise payable in respect of the award. Notwithstanding the attainment by the Company and a participant of the applicable targets, the Committee has the discretion, by participant, to reduce, prior to the confirmation of the award, some or all of an award that otherwise would be paid.

e.
Deferral. The Committee may authorize participants to defer the payout of an award or a portion of an award, in such manner as is consistent with the intent to comply with the rules under Code Section 409A.  The Committee may determine the periods of such deferrals and any interest, not to exceed a reasonable rate, to be paid in respect of deferred payments. The Committee may also define such other conditions of payouts of awards as it may deem desirable in carrying out the purposes of the Plan, in such manner as is consistent with the intent to comply with the rules under Code Section 409A.

f.
Maximum Payout per Fiscal Year. No individual participant may receive a cash target award or a payout of an award under the Plan which is more than $6 million in any fiscal year, excluding deferred amounts from prior years.

5.	MISCELLANEOUS PROVISIONS.

a.
Withholding Taxes. The Company (or the relevant subsidiary or affiliate) shall have the right to deduct from all payouts of awards hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payouts.

b.
No Rights to Cash Target Awards. Except as set forth herein, no person shall have any claim or right to be granted a cash target award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ of the Company or any of its subsidiaries, divisions or affiliates.

c.
Funding of Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payout of any award under the Plan.

6.	EFFECTIVE DATE, AMENDMENTS AND TERMINATION.

a.
Effective Date. The Plan shall be effective as of June 18, 2009, the date on which it was adopted by the Committee and ratified by the Board (the "Effective Date"), provided that the Plan is approved by the stockholders of the Company at an annual meeting or any special meeting of stockholders of the Company within 12 months of the Effective Date, and such approval of stockholders shall be a condition to the right of each participant to receive any cash target awards or payouts hereunder. Any cash target awards granted under the Plan prior to such approval of stockholders shall be effective as of the date of grant (unless, with respect to any cash target award, the Committee specifies otherwise at the time of grant), but no such award may be paid out prior to such stockholder approval, and if stockholders fail to approve the Plan as specified hereunder, any such award shall be cancelled.

b.
Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any cash target awards theretofore granted under the Plan.

Unless the stockholders of the Company shall have first approved thereof, no amendment of the Plan shall be effective which would: (i) increase the maximum amount which can be paid to any participant under the Plan; (ii) change the types of business criteria on which performance targets are to be based under the Plan; or (iii) modify the requirements as to eligibility for participation in the Plan.

c.	Termination. No cash target awards shall be granted under the Plan after the Annual Meeting of Shareholders in September 2014.